                                Prospectus Supplement filed under Rule 424(b)(3)

                                                      Registration No. 333-50913

                  Prospectus Supplement No. 1 dated May 9, 2005

                      (To Prospectus dated April 24, 1998)

                        AMERICAN TECHNICAL CERAMICS CORP.

                 UP TO 800,000 SHARES OF COMMON STOCK UNDER THE
                        AMERICAN TECHNICAL CERAMICS CORP.
                             1997 STOCK OPTION PLAN

This Prospectus Supplement No. 1 to the Prospectus dated April 24, 1998 relates to up to 800,000 shares of our Common Stock that may be disposed of from time to time by the Selling Security Holders.

This Prospectus Supplement should be read in conjunction with the Prospectus dated April 24, 1998. This Prospectus Supplement adds to and updates the information contained in the Prospectus dated April 24, 1998.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

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                            SELLING SECURITY HOLDERS

         The Selling Security Holders are hereby offering shares which have been or may hereafter be acquired by them upon the exercise of options granted pursuant to the 1997 Stock Option Plan. The names of additional Selling Security
Holders and the number of shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus.
Other persons who acquire shares from the Selling Security Holders may also be identified as Selling Security Holders by means of an addendum or supplement to this prospectus.

Victor Insetta is our President, Chief Executive Officer and a director.

Stuart P. Litt is a director.

Kathleen M. Kelly is our Vice President, Administration.

Richard Monsorno is our Senior Vice President, Technology.

David Ott is our Senior Vice President, New York Operations.

Andrew Perz is our Vice President, Controller.

Harrison Tarver is our Vice President, Quality Assurance.

Judah Wolf is our Senior Vice President, Thin Film Products.

         The following table lists the Selling Security Holders and other information regarding the beneficial ownership of Common Stock by each of the
Selling Security Holders as of May 6, 2005.

             NUMBER OF SHARES    NUMBER OF      NUMBER OF SHARES   PERCENTAGE OF
               BENEFICIALLY     SHARES BEING   TO BE BENEFICIALLY   CLASS TO BE
              OWNED PRIOR TO     OFFERED (2)     OWNED  AFTER       BENEFICIALLY
NAME           OFFERING (1)                      OFFERING (3)        OWNED AFTER
                                                                      OFFERING
Victor         4,405,280 (4)       8,000           4,397,280            51.8%
Insetta

Stuart P.         28,850 (5)       5,000              23,850              *
Litt

Kathleen M.           66,174      12,000              54,174              *
Kelly

Richard          180,160 (6)      12,000             168,160              *
Monsorno

             NUMBER OF SHARES    NUMBER OF      NUMBER OF SHARES   PERCENTAGE OF
               BENEFICIALLY     SHARES BEING   TO BE BENEFICIALLY   CLASS TO BE
              OWNED PRIOR TO     OFFERED (2)     OWNED  AFTER       BENEFICIALLY
NAME           OFFERING (1)                      OFFERING (3)        OWNED AFTER
                                                                      OFFERING

David Ott         53,200 (7)      13,500              39,700              *

Andrew            40,000 (8)      12,000              34,000              *
Perz

Harrison          47,500 (9)       5,000              42,500              *
Tarver

Judah           122,000 (10)      32,000              90,000              *
Wolf

* Less than 1% of the outstanding Common Stock.

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(1)        Includes all shares of Common Stock owned by the Selling Security
           Holder and shares of Common Stock which the Selling Security Holder has the right to acquire, through the exercise of options, including those granted pursuant to the 1997 Stock Option Plan, within 60 days after the date hereof.
(2)        Includes certain shares of Common Stock acquired by the Selling
           Security Holder pursuant to the exercise of options granted pursuant to the 1997 Stock Option Plan and all shares of Common Stock which the Selling Security Holder has the right to acquire, through the exercise of options granted pursuant to the 1997 Stock Option Plan, whether or not such right has yet become exercisable or will become exercisable within 60 days after the date hereof.
(3)        Includes shares of Common Stock owned by the Selling Security Holder and Shares of Common Stock which the Selling Security Holder has the right to acquire, through the exercise of options other than those granted pursuant to the 1997 Stock Option Plan, within 60 days after the date hereof. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling
           Security Holders will offer for sale or sell any or all of the Common
           Stock offered by them pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Security
           Holder.
(4)        Includes (i) 300,000 shares held in a Trust of which Mr. Insetta is the beneficiary and his wife is the Trustee. Does not include (ii)
           210,400 shares owned by Joseph Colandrea which are subject to a
           Restated Shareholders' Agreement, dated April 15, 1985, among Messrs.
           Insetta and Colandrea and us (the "Restated Shareholders' Agreement")
           and (iii) 4,500 shares owned by Mr.

           Insetta's wife, as to which Mr. Insetta disclaims beneficial ownership. Pursuant to the Restated Shareholders' Agreement, Messrs.
           Insetta and Colandrea have agreed that, so long as they own shares of
           Common Stock, they will vote their shares for the election of either three designees of Mr. Insetta (if Mr. Insetta elects not to be a director) or of Mr. Insetta and two of his designees, and for the election of Mr. Colandrea (if Mr. Colandrea elects to be a director)
           to our Board of Directors. Mr. Colandrea has waived his right to be designated as a director indefinitely until written notice is served to the contrary at least 90 days prior to the next scheduled annual meeting of stockholders. The Restated Shareholders' Agreement will terminate upon the death of Mr. Insetta or at such time as Mr.
           Insetta does not own at least 10% of the outstanding shares of Common
           Stock. The Restated Shareholders' Agreement also provides for certain rights of first refusal and registration rights. The Voting and
           Transfer Agreements referred to above contain provisions requiring the holders of shares purchased upon the exercise of options granted under said plan to vote such shares for the election as our directors of certain persons (currently Victor Insetta). We have not regularly enforced these provisions.
(5)        Includes 3,750 shares which Mr. Litt may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(6)        Includes 1,800 shares held in trust by Mr. Monsorno for the benefit of his children and 45,000 shares which Mr. Monsorno may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(7)        Includes 49,200 shares which Mr. Ott may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(8)        Includes 34,000 shares which Mr. Perz may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(9)        Includes 39,000 shares which Mr. Tarver may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(10)       Includes 22,000 shares which Mr. Wolf may acquire pursuant to options which are presently exercisable or which vest within 60 days.